Exhibit 99.1

NEWS

For Release May 9, 2006 at 1:05 p.m. PST:

WJ Communications Announces First Quarter Results

First Quarter Revenue Up 59% Year -Over -Year

May 9, 2006 - San Jose, CA - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced results for its first quarter ended April 2, 2006.

Revenue for the first quarter of 2006 was $12.3 million up 59% from the $7.8 million in the same period last year and the loss per share for the first quarter was $0.04 compared to a loss of $0.12 per share in the same period last year. Revenue for the quarter exceeded the Company’s earlier guidance of $11.5 to $12.0 million. The Company adopted the Statement of Financial Accounting Standards 123R, Share Based Payments, in the first quarter of 2006 which resulted in charges of $282,000.

The first quarter 2006 net loss included several non-recurring items which included charges for a previously disclosed audit committee special project of approximately $700,000, an asset impairment charge of $630,000 related to an intangible trademark asset, and a benefit from a revision to our estimated tax liability of $1.3 million. The net loss in the first quarter of 2005 included an acquired in-process research and development charge of $3.4 million.

Cash, cash equivalents and short term investments were $28.3 million with no outstanding debt.

“We were pleased with our first quarter revenue which was significantly above our guidance given in early March,” said Bruce Diamond, the Chief Executive Officer and President of WJ Communications. “Our strong performance was driven by continued growth in our wireless infrastructure business from our large telecom equipment OEM customers, in support of 3G network build outs. We also saw broad based strength in Asia with solid demand in Korea driven by the repeater market.”

401 River Oaks Parkway, San Jose, CA 95134     Phone:  800-WJ1-4401     Fax:  408-577-6621

“Our work with GCS, our external foundry vendor, is progressing on plan as we develop the most optimal manufacturing structure for WJ and our customers,” continued Mr. Diamond. “Design win activity remained strong and we are continuing our focus to introduce 10 new products by mid-year.”

WJ Communications will host a conference call to discuss its quarterly results and future guidance today at 5:00 p.m. ET. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the WJ Communications website (www.wj.com). Following the live webcast, an archived version will be available on the WJ Communications website.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), and broadband cable. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

This release and other statements by the Company in its announced conference call contain forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, our success in developing a more optimal manufacturing structure for WJ and our customers, our ability to introduce 10 new products by mid-year, actual business trends, gross margin, operating expenses, revenues and the cash balance for the second quarter of 2006, the risk factors contained in the Company’s Form 10-K for year ended 2005, the risks to be set forth in the above described webcast and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission which are available on the SEC website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

# # #

WJ Communications:		Investor Relations Contacts:

Greg Miller	or	Chris Danne, Rakesh Mehta
Chief Financial Officer		The Blueshirt Group for WJ Communications
408-577-6200		415-217-7722
www.wj.com		chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	April 2, 2006	April 3, 2005

Sales:
Core business (1)	$12,309	$7,514
Legacy (2)	32	260
Total sales	12,341	7,774

Cost of goods sold	6,020	4,348

Gross profit	6,321	3,426

Operating expenses:

Research & development	5,099	4,743

Selling & administrative	5,199	3,189

Acquired in-process research & development	—	3,400

Total operating expenses	10,298	11,332

Loss from operations	(3,977)	(7,906)

Interest income, net	262	217

Other income, net	3	5

Loss before income taxes	(3,712)	(7,684)

Income tax benefit	(1,289)	—

Net loss	$(2,423)	$(7,684)

Basic and diluted net loss per share	$(0.04)	$(0.12)

Basic and diluted weighted average shares	65,707	63,027

(1)   Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)   Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	April 2, 2006 (1)	December 31, 2005 (2)
ASSETS

Cash and cash equivalents	$16,791	$14,169

Short-term investments	11,506	16,052

Accounts receivable, net	7,219	7,135

Inventory	4,140	4,826

Other current assets	1,907	2,632

Total current assets	41,563	44,814

Property, plant and equipment	8,244	7,919

Goodwill	6,834	6,806

Intangible assets, net	1,162	1,884

Other assets	221	221

Total assets	$58,024	$61,644

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$15,158	$16,452

Long-term obligations	13,726	14,075

Stockholders’ equity	29,140	31,117

Total liabilities and stockholders’ equity	$58,024	$61,644

(1)   Unaudited

(2)   Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.